Exhibit 99.2

IFRS COMBINED FINANCIAL STATEMENTS HY 2017

DIVISION LABELS

Combined Balance Sheet as of June 30, 2017 and

December 31, 2016

(in € thousand)	Note	06/30/2017	12/31/2016
Assets
Goodwill	F1	139,783	149,457
Intangible assets	F1	51,704	59,773
Tangible assets	F1	183,900	196,431
Other non-current and financial assets		14,168	5,401
Deferred tax assets		9,589	1,127

Non-current assets		399,144	412,189

Inventories	F2	79,104	72,794
Trade receivables	F3	114,074	98,368
Tax receivables		2,876	3,416
Other receivables	F4	65,134	81,971
Cash and cash equivalents		23,890	23,625

Current assets		285,078	280,174

Total assets		684,222	692,363

Equity and liabilities
Total invested equity attributable to Division LABELS		130,286	125,362
Non-controlling interests		24,703	21,774

Total invested equity	F5	154,989	147,136

Provisions		1,304	1,338
Interest-bearing financial liabilities		129,115	138,494
Other non-current liabilities		69,827	74,161
Deferred tax liabilities		30,036	23,396

Non-current financial liabilities		230,282	237,390

Provisions		202	214
Interest-bearing financial liabilities		5,923	5,702
Trade payables		93,972	80,496
Tax liabilities		8,423	5,779
Other current liabilities	F6	190,431	215,648

Current financial liabilities		298,951	307,839

Total equity and liabilities		684,222	692,364

Combined Statement of Profit or Loss for the

Periods Ending June 30, 2017 and June 30, 2016

(in € thousand)	Note	1-6/2017	1-6/2016

Sales		317,318	304,542

Cost of Goods sold		(253,190)	(244,604)

Gross Profit		64,128	59,938

Selling Expenses		(16,142)	(15,150)
Research and Development Expenses		(959)	(834)
Administration Expenses		(13,138)	(12,958)
Other Income		810	1,649
Other Expenses		(1,398)	(911)

Earnings before interest and tax (EBIT)		33,301	31,735

Interest income		45	29
Interest expense		(10,400)	(9,160)
Other financial income and expense		5,693	(442)

Net financial income and expense	G3	(4,662)	(9,573)

Earnings before tax (EBT)		28,639	22,162

Current tax		(10,001)	(8,457)
Deferred tax		784	981

Income tax		(9,217)	(7,477)

Net income after tax		19,422	14,686

Thereof attributable to:
Owners of the company		14,698	10,699
Non-controlling interests		4,724	3,987

As Division Labels does not represent unified legal group whose securities are publicly traded, there are no earnings per share disclosures, as would be required by IAS 33 “Earnings per Share.”

Combined Statement of Other Comprehensive Income for

the Periods Ending June 30, 2017 and June 30, 2016

(in € thousand)	Note	1-6/2017	1-6/2016
Net income after tax		19,422	14,686

Items that will be reclassified subsequently to profit or loss under given circumstances:		(1,819)	(3,278)
Effective portion of changes in fair value of cash flow hedges		1,203	(388)
Gain/(loss) through changes in fair value		609	(68)
Transfer to profit and loss account		594	(320)

Currency translation differences		(3,118)	(2,869)
Changes in exchange differences recognized on translation of foreign subsidiaries		(3,118)	(2,869)
Transfer to profit and loss account

apportioned deferred taxes		96	(21)

Items that will not be
reclassified to profit or loss:		4	0
Change in actuarial gains/losses
Actuarial gains/losses		6	0
apportioned deferred taxes of actuarial gains/losses		(2)	0

Other comprehensive income for the period		(1,815)	(3,278)

Total comprehensive income for the period		17,607	11,408

Thereof attributable to:
Owners of the company		12,445	7,395
Non-controlling interests		5,163	4,013

Combined statement of Cash Flows for the Periods

Ending June 30, 2017 and June 30, 2016

(in € thousand)		Note	1-6/2017	1-6/2016

Earnings before tax (EBT)			28,639	22,162
+/(-)	Net interest		10,355	9,130
+/(-)	Depreciation and amortization/(reversal) of tangible and intangible assets	G2	22,440	20,994
+/(-)	Gain/(loss) upon disposal of tangible and intangible assets		(168)	(171)
(-)	Dividend income		0	0
+/(-)	Other non-cash (income)/expenses	H	(5,655)	(1,699)

Cashflow from the result			55,610	50,415
+/(-)	Inventory		(9,546)	(12,781)
+/(-)	Trade receivables		(19,252)	(20,663)
+/(-)	Trade payables		12,251	19,731
+/(-)	Other receivables		(4,702)	(1,358)
+/(-)	Provisions		(18)	178
+/(-)	Other liabilities		986	(262)
(-)	Tax payments		(5,935)	(4,516)
+	Interest received		28	303
(-)	Interest paid		(9,286)	(7,637)

Cash flow from operating activities			20,135	23,411
+	Sales of tangible and intangible assets		189	208
(-)	Investments in tangible and intangible assets		(13,168)	(19,449)
(-)	Acquisition of subsidiaries, less cash transferred	H	(2,480)	(32,701)
+	Dividends received		4,740	3,956
(-)	Payments for loans granted		(17,391)	(12,276)
+	Proceeds from loans paid back		19,417	15,798
+/(-)	Proceeds/(Payments) other financial investments		12	2

Cash flow from investing activities			(8,681)	(44,462)
+	Increases in financial liabilities		23,164	63,766
(-)	Redemption of financial liabilities		(11,868)	(6,695)
(-)	Dividends paid to company owners	H	(19,755)	(23,227)
(-)	Dividends paid to non-controlling interests		(2,234)	0

Cash flow from financing activities			(10,693)	33,844
Change in cash and cash equivalents due to exchange rate differences			(497)	(183)

Change in cash and cash equivalents			265	12,610

Cash and cash equivalents at the beginning of the period			23,625	10,416

Cash and cash equivalents at the end of the period			23,890	23,026

Combined Statement of Changes in Invested Equity for the Periods Ending June 30, 2017 and June 30, 2016

(in € thousand)	Net assets attributable to Division LABELS	Currency translation differences	Hedging reserves for cash flow hedges	Actuarial gains and losses	Total invested equity attributable to Division LABELS	Non-controlling interests	Total invested equity
Balance at 1 January 2017	111,170	16,561	(1,449)	(921)	125,362	21,774	147,136
Net income	14,698				14,698	4,724	19,422
Other comprehensive income (loss), net of tax		(3,455)	1,196	4	(2,254)	439	(1,815)
Total comprehensive income (loss), net of tax	14,698	(3,455)	1,196	4	12,444	5,163	17,607

Carve out tax	863				863		863
Dividends	(8,383)				(8,383)	(2,234)	(10,617)
Other transactions	(7,521)				(7,521)	(2,234)	(9,754)

Balance at 30 June 2017	118,348	13,107	(252)	(917)	130,286	24,703	154,989

Balance at 1 January 2016	98,935	13,054	(137)	(722)	111,131	18,400	129,531
Net income	10,699				10,699	3,987	14,686
Other comprehensive income (loss), net of tax		(2,893)	(411)	0	(3,304)	26	(3,278)
Total comprehensive income (loss), net of tax	10,699	(2,893)	(411)	0	7,395	4,013	11,408

First Consolidation Afripack Consumer Flexibles (Labels) Pty. Ltd.	3,072				3,072	1,392	4,464
Carve out tax	451				451		451
Dividends	0				0	(5,446)	(5,446)
Other transactions	3,523				3,523	(4,054)	(531)

Balance at 30 June 2016	113,157	10,162	(548)	(722)	122,049	18,359	140,408

Notes to the Combined Financial Statements

A. General Information

Constantia Flexibles Holding GmbH (Constantia Flexibles), headquartered at Handelskai 92, Vienna, with its ultimate parent company Wendel SA, is a global producer of flexible packaging products. The products are mainly based on aluminum (foil), film and paper and the product portfolio includes everyday use products such as food, dairy, pet food, household and personal care products, pharmaceutical and medical products, as well as beverages. Constantia Flexibles classifies its product portfolio into three divisions: Food, Pharma and Labels. The Food division is a global leader in several of its market segments (confectionery packaging, pre-cut seals, and aluminum wrapping). The Pharma division is second-largest manufacturer of foil based blister packs for medication. The Division Labels is the world’s leading manufacturer of beer labels and in-mold labels.

During the first half year of 2017, the Managing Board of Constantia Flexibles announced its intent to sell the Division Labels and in July 2017 signed the Share purchase agreement with Multi-Color Corporation.

The Combined Financial Statements include:

•	Combined Balance Sheet,
•	Combined Statements of Profit or Loss,
•	Combined Statements of Other Comprehensive Income,
•	Combined Statements of Changes in Invested Equity and
•	the Combined Statements of Cash Flows

The Combined Financial Statements were prepared in accordance with accounting policies set out in the sections “Basis of Preparation” and “Accounting policies”.

The Combined Financial Statements have been prepared in thousands of euro (€ thousand). Rounding differences may arise when individual amounts or percentages are added together.

During the reporting periods of the Combined Financial Statements, the Division Labels was ultimately centrally managed by the Managing Board of Constantia Flexibles, as well as the members of the Extended Management Board - Labels. Historically, the Division Labels has been reported as a separate segment within the consolidated financial statements of Constantia Flexibles Group GmbH. The Managing Board of Constantia Flexibles, located in Vienna prepared and authorized the issuance of the Combined Financial Statements on September 7, 2017.

Description of the Division Labels transaction scope

The Division Labels includes pressure-sensitive, in-mould as well as film labels (including sleeve) and cut-and stack labels. The Division Labels focuses on prime labels for beverages (incl. soft drinks, beer and water), HPC and food (mainly within in-mould labels for injection moulding)

An overview of the legal entities that comprise the Labels activities and from which the Labels activities were considered for inclusion in the scope of combination of the Combined Financial Statements is presented in the Chapter L. Group Entities (Division Labels Entities).

Based on a legal view, the Division Labels does not constitute a sub-group. Historically, the Division Labels has been largely operated on a stand-alone basis and comprises legal entities which are fully dedicated to the Division Labels. The only exception is Afripack, where only one plant (Afripack Durban) belongs to the Division Labels. This plant is included in the scope of the combined financial statements. In the course of the transaction a carve-out of the plant into a new separate legal entity fully dedicated to the Division Labels is planned. For Afripack Durban exists a separate accounting area, so all financial information is distinct from the remaining Afripack plants and can be assigned clearly to the Division Labels. Further legal reorganization is not needed.

Constantia Labels GmbH is shareholder of two subsidiaries, Constantia Ebert GmbH and Constantia Nusser GmbH, that are fully assigned to other segments and do not operate within the Division Labels. For the Combined Financial Statements the investments in those two subsidiaries were eliminated via Equity.

During the reporting periods covered by the combined financial statements, the Division Labels is not a legal entity in its own right. It is an integral part of Constantia Flexibles , and as such, there is no separate share capital in the combined financial statements of the division Labels. Total invested equity attributable to shareholders of the Division Labels represents Constantia’s interest in the recorded net assets of the Division Labels. The Division Labels is therefore still part of Constantia Flexibles during the reporting periods presented within these Combined Financial Statements. The non-Labels activities of Constantia Flexibles are referred to as “Remaining Constantia Flexibles” for purposes of the combined financial statements (as further defined below). Non-Labels activities do not exist to a material extent.

Basis of Preparation

General principles

The Division Labels historically has not prepared separate consolidated financial statements for internal or external reporting purposes. Constantia Flexibles has prepared these Combined Financial Statements for use for an agreed upon transaction with Multi-Color Corporation These combined financial statements were prepared in accordance with International Financial Reporting Standards (“IFRSs”) as issued by the International Accounting Standards Board (IASB).

The Division Labels used the same accounting policies and valuation methods for the preparation of these Combined Financial Statements as those used by Constantia Flexibles companies for the preparation of the financial information included in Constantia Flexibles consolidated financial statements, unless such accounting policies and valuation methods are not in accordance with IFRS when presenting the Division Labels as a group of companies and operations independent of Constantia Flexibles. The Combined Financial Statements were prepared on the historical carrying amounts as included in Constantia Flexibles Group GmbH consolidated financial statements.

Since IFRS does not provide any guidance for the preparation of Combined Financial Statements, IAS 8.10 and 8.12 have been used for the preparation of the Combined Financial Statements. In the absence of IFRS specific guidance, IAS 8.10 requires management to use judgment in developing and applying accounting policies which produce information that is relevant to users, reliable and free from bias, and complete in all material respects. In addition, IAS 8.12 requires that the latest pronouncements of other standard setters, other accounting literature and accepted industry practice should be considered when developing accounting policies. The developed accounting policies are described in this Note.

The Combined Financial Statements are comprised of the Combined Balance Sheet as of June 30, 2017 and, December 31, 2016 the Combined Statements of Profit or Loss, the Combined Statements of Other Comprehensive Income, the Combined Statements of Changes in Invested Equity and the Combined Statements of Cash Flows for the periods ended at June 30, 2017 and June 30, 2016 as well as all required notes.

As Constantia Flexibles prepared its Consolidated Statements of Profit or Loss using the cost of sales (function of expense) method in accordance with IAS 1, the Combined Financial Statements of Income for the Division Labels are prepared based on this approach as well.

The Combined Financial Statements may not be indicative of the Division Labels future performance and do not necessarily reflect what it’s combined results of operations, financial position and cash flows would have been had the Division Labels operated as an independent group/business during the periods presented. In addition to favorable industry and market conditions including raw material costs, the future profitability and cash flows of the Division Labels depends on its ability to receive financing. Historically, financing has been made available via legal entities to the Division Labels by Constantia’s Treasury function.

Carve-out Considerations

Division Labels Combined Financial Statements are presented using the historical purchase price allocation figures. Purchase price allocation effects arising from the first consolidation in the Wendel group (ultimate parent) following the acquisition of the Constantia Flexibles by Wendel as of March 26, 2015 are excluded from the scope to present reported periods ending June 30, 2016 and June 30, 2017 consistently to the Labels combined financial statements for the year-end periods 2014, 2015 and 2016.

The Combined Financial Statements have been prepared on a “carve-out” basis from the Constantia Flexibles consolidated financial statements using the historical results from operations, assets and liabilities and cash flows attributable to the Division Labels and include allocations of revenue, income, expenses, assets and liabilities from Constantia Flexibles.

As most subsidiaries of the Labels division are fully dedicated to the Labels operations, all financial information is explicitly assignable to the Labels division and further allocation keys are not needed.

Combined Statements of Profit or Loss

The Combined Statements of Profit or Loss reflects the revenue and expenses attributable to the Division Labels. Revenue or operating expenses of the Division Labels were specifically identified as pertaining to the Division Labels without allocation keys and apportionment as each subsidiary or accounting area is fully dedicated to the Division Labels’ activities.

Other income or expenses incurred by Constantia Flexibles were allocated to the Division Labels to the extent that they were related to the Division Labels’ activities. The headquarter services are charged to the group entities through

(i) direct charges, if the services and costs can be determined and directly allocated and

(ii) through management fees.

Constantia Flexibles applies a standard mark-up of 7% on total costs for the services (which Management noted is at arm’s length). Indirect costs are allocated to the group entities based on different allocation keys (mainly external sales, balance sheet total, number of employees).

Constantia Flexibles group management services include the following:

The extended management board has overall responsibility, including Constantia’s strategic planning and determination of the overall strategy. The management fee includes the compensation for Mike Henry (Executive Vice President (EVP) Labels), Oliver Apel (Finance Director (FD) Labels) 50% of Ottmar Raum (Head of H&N), 50% of Dan Muenzer (Vice President (VP) Marketing Spear) and two controller in the headquarter exclusively working for the Division Labels. The allocation key in use are the external sales of the Division Labels and its total assets.

Accounting and controlling is responsible for internal and external reporting, controlling and consolidation. This services are allocated to the Division Labels based on total sales and total assets of Constantia Flexibles related to the Division Labels.

Corporate development and M&A services manages the process from screening of the potential transaction target from a strategic point of view to the closing of share purchase price agreements. The charges for the Division Labels are determined by Constantia Flexibles total sales and a weighting of total sales, total assets and the number of employees at Constantia Flexibles assignable to the Division Labels.

Communication and investor relations is responsible for communication related services within the capital market items. Total sales per Labels entity are the allocation key in use to determine the share for the Division Labels.

Constantia Flexibles finance and treasury services performs the finance services (e.g. cash management, risk management, information supply, insurance policies, hedging, liquidity management, etc.). The share allocated to the Division Labels is determined by the weighting the portion of total sales, total assets and outstanding credit limits for each Labels entity.

Legal and tax department is involved in all essential legal and tax issues at a strategic level in relation to M&A, loan agreements, employment contracts, stock exchange, capital market. Furthermore, it is responsible for all strategic tax planning matters of Constantia Flexibles. The allocation key is calculated by the weighting of total external sales, total assets and the number of employees. This allocation key also applies for internal audit, who performs internal audit service for whole Constantia Flexibles on a regular basis.

Human Resource Management is responsible for recruiting, assessing and selecting top managers for Constantia Flexibles and costs are solely allocated by the number of employees.

Sales and product management: As a basic principle, the production entities of the division sell and deliver their products directly to the customers. The sales entities of Constantia Flexibles perform sale support activities either directly or by involving local third party sales representative/agents if necessary. Charges for sales and product management are allocated based on total sales and total assets.

Research and development: Constantia Flexibles has a couple of R&D centers including H&N GmbH for the Division Labels. R&D activities in Constantia Flexibles processes and mainly relate to production processes after the rolling phase. In general, the development of application technology is the most crucial R&D function, while fundamental research represents only a very small portion of the whole R&D activities. The R&D center also covers quality control and regulatory affairs. The R&D activities focus on client-oriented development of the application technology and therefore the R&D centers work closely together with customers. The application engineers of the R&D centers are in regular contact with the sales managers and participate in the sales meetings for information exchange purposes. As H&N is included in the Division Labels, intragroup charges for the Division Labels are not material. Any R&D costs incurred at headquarter would be allocated based on total sales of Constantia Flexibles and sales of the Division Labels.

Procurement and global sourcing: Purchasing has a decentralized organization with a central coordination function at the headquarters. Within each production site, there is a person responsible for local procurements (selection of small volume third party suppliers for local demand, negotiating contractual terms, etc.). All category strategies incl. price negotiations– relevant categories are coordinated and defined by Constantia Flexibles procurement. Raw materials such as aluminum are hedged on Constantia Flexibles level by the treasury department. Charges for procurement and global sourcing are determined by the purchase volume of the Division Labels.

IT – Constantia Flexibles does not have a uniform and centralized IT structure for historical reasons. Since strategic decisions were always taken on division level, the IT strategy differs from division to division IT licenses are currently held at Group level. IT costs are charged based on weighted total external sales and number of employees.

The allocation keys are generally consistent with those Constantia Flexibles used to allocate expenses among its segments.

Management considers these allocations to be a reasonable reflection of the utilization of services provided. If the Division Labels would have been a separate, standalone company, its expenses may have differed significantly from amounts reflected in the Combined Statements of Income.

Combined Balance Sheet

Inventories, accounts receivable, property, plant, and equipment, buildings, land, intangible assets (except for goodwill), accounts payable, employee-related provisions and other accruals were directly attributable to the Division Labels as each subsidiary or accounting area is fully dedicated to the Division Labels’ activities.

In the course of the carve-out of the Division Labels the CGU structure changed. In the Consolidated Financial statements of Constantia Flexibles, the division Labels did constitute a single CGU. The segment reporting did not contain any regional or single plant based information. However, within the Labels division the regional managers did report financial information to the EVP. Thus, there is financial information covering the period of the Combined Financial Statements available and a new CGU structure was set up. Consequently, the goodwill recognized at

Group Level needed to be recognized based on the relative values of each new CGU. The relative value is usually based on the recoverable amounts of the CGUs. Therefore, the Labels division calculated its relative values based on the value in use of each CGU.

Total invested equity attributable to shareholders of the Division Labels - Because a direct ownership relationship did not exist among the various operations comprising the Division Labels, total invested equity attributable to shareholders of the Division Labels represents Constantia Flexibles interest in the recorded net assets of the Division Labels and is shown in lieu of shareholder’s equity in the Combined Financial Statements. Total invested equity attributable to shareholders of the Division Labels does not include the settlement of intercompany transactions with the Parent.

Income taxes were determined based on the assumption that the operations in the Division Labels were separately taxable entities. This assumption implies that the current and deferred income taxes of all operations are calculated separately and the recoverability of the deferred tax assets is also assessed accordingly. The operations of the Division Labels did not file standalone tax returns in previous years, as they were not separate legal entities and were integrated into non-Labels tax groups. The respective current tax assets, liabilities and deferred tax assets on loss carry forwards, needed to be allocated to the Division Labels entities, assets and liabilities. For all traditional and reverse carve-out locations this allocation is performed based on the assumption, that either the contribution from or the distribution to the respective tax filing group member, has a corresponding effect in the equity of the tax filing group member as of the end of the fiscal year. For all carve-out locations current taxes, either historically incurred or allocated are deemed to be paid by the respective tax filing group member and hence included in the line item “income taxes paid” in the Combined Statements of Cash Flows.

In order to determine the taxable income, a hypothetical transfer-pricing model was applied, taking into account equalization payments for both, over- and under-utilization to the target margins.

Management considers the separate tax return approach to be reasonable, but not necessarily indicative of the tax income or expenses that would have been incurred if the entities and operations were indeed separate taxable entities.

Non-controlling interest attributable to subsidiary Verstraete in-mould Labels NV was recognized in the full amount despite of fact that put call option was contracted between the Division Labels and the non-controlling shareholder. This accounting treatment is different to the Constantia Flexibles consolidated financial statements where the non-controlling interest is reduced by the recognition of the put call option liability.

Combined Statements of Cash Flows

The Division Labels financing requirements are primarily met by the cash transfers with Constantia Flexibles and are reflected in the financing and the investing section of the Combined Statements of Cash Flows. This represents net cash transfers to and from Constantia Flexibles Treasury function for the settlement of various intercompany transactions and financing requirements with Constantia Flexibles.

Financing of the Labels division

Historically, Constantia Flexibles managed the financing of the Division Labels’ business and utilized a centralized approach to cash management. In addition to cash and cash equivalents balances held directly at various locations, the Division Labels pools cash balances, cash deposits and funding directly with the centralized Constantia Flexibles Treasury function. Constantia Flexibles treasury agrees interest rates with each group entity. The financing presented in the Combined Financial Statements may differ significantly from the financing of the future standalone Division Labels.

The capital structure attributed to the Division Labels in connection with the preparation of these Combined Financial Statements is presented as total invested equity attributable to the shareholders of the Division Labels, and as such, is not indicative of the capital structure that the Division Labels would have required had it been a standalone entity during the reporting periods presented.

B. Accounting Principles

Basis

These combined interim financial statements have been prepared in accordance with IAS 34 “Interim Reporting”. The interim financial statements do not contain all of the information and disclosures that are required for complete combined financial statements pursuant to IFRS and must therefore be read in conjunction with the combined financial statements as of December 31, 2016. Selected disclosures are included in the condensed combined interim financial statements in order to explain significant events and transactions that are essential for understanding the changes to the Constantia Flexibles net assets, financial position, and results of operations since December 31, 2016.

The interim financial statements are prepared in euros (€), the Company’s reporting currency. All amounts are presented in thousands of euros (€ thousand) and rounded off, unless otherwise indicated. The rounding of individual amounts and percentages may lead to deviations in total amounts.

C. Significant Accounting Policies

The accounting methods applied in these combined interim financial statements substantially correspond to those that were applied in the combined financial statements as of December 31, 2016. It is expected that the following changes in accounting policy will also be reflected in the Constantia Flexibles combined financial statements as of December 31, 2017:

New and revised standards and interpretations applied for the first time

The IASB supplemented, newly issued, adopted or revised a number of other accounting standards and interpretations in the reporting period January 1 to June 30, 2017:

•	Amendments to IAS 12: Recognition of Deferred Tax Assets for Unrealised Losses
•	Amendments to IAS 7: Disclosure Initiative
•	Annual Improvements to IFRS Standards 2014-2016 Cycle

The new, revised, or adjusted accounting standards and interpretations that are applicable for the first time in fiscal year 2017 have no material impact on the presentation of the net assets, financial position, or results of operations in these interim combined financial statements.

Not yet effective new IFRSs

Constantia Flexibles has not applied the following new and revised IFRSs that have been issued but are not yet effective. The impact of the application of the new and revised IFRSs is described below:

•	IFRS 9 (Financial Instruments)

IFRS 9, issued in July 2014, contains revised guidance for the classification and measurement of financial instruments, including a new expected credit loss model to calculate the impairment of financial assets as well as new general accounting requirements for hedging transactions, and replaces the existing guidance under IAS 39 (Financial Instruments: Recognition and Measurement).

According to IFRS 9, all financial assets are divided into three classification categories – at amortized cost, at fair value through profit or loss (FVTPL), and at fair value through other comprehensive income (FVOCI), depending on the contractual cash flow characteristics (SPPI) and the business model.

Most of the Group’s financial assets are classified as “held to maturity” and consequently measured at amortized cost. It can be assumed that this classification and measurement will be retained under IFRS 9. There are also likely to be no more than immaterial changes in the case of the financial liabilities, since only an insignificant portion of them were designated as FVTPL. Additionally, the derecognition principles in IAS 39 will be retained in IFRS 9, with the result that no effects are expected here either.

IFRS 9 requires the Group to ensure that hedging accounting complies with the objectives and strategies of the Group’s risk management, and that hedge effectiveness is assessed to a greater extent based on a qualitative and forward-looking approach. Under the new model, it is probable that more risk management strategies will meet the criteria for hedge accounting, in particular those that contain a risk hedging component (except for foreign currency risk) of a non-financial item. Under IFRS 9, derivatives that are embedded in host contracts in which the underlying is a financial asset within the scope of the standard are never accounted for separately. Instead, the hybrid financial instrument is assessed in its entirety with regard to its classification.

Hedging transactions are entered into in the Group in order to hedge against risks such as volatile aluminum prices, interest rates, and exchange rates. The Group will perform a more comprehensive analysis, but it can be assumed that the existing hedging relationships will also meet the IFRS 9 hedge accounting requirements. As a result, the Group does not expect any material effects on its hedge accounting.

IFRS 9 replaces the old incurred loss model according to IAS 39 with an expected credit loss model based on a three-tiered classification system (“buckets”) that affects the underlying measurement horizon and interest recognition. This model must be applied to financial assets that are measured at amortized cost or at FVOCI – with the exception of dividend-bearing instruments – and to contractual assets under IFRS 15.

The Group has performed an analysis on the extent to which the expected loss credit model will impact the future recognition of impairment losses. The credit losses will be recognized at an earlier stage. The Group’s history indicates a high level of collectability of trade receivables and the Group does not expect any material impact from the application of the expected loss credit model in this respect.

The new standard entails comprehensive new disclosures and changes in presentation, which will be implemented in the reporting period in which the standard is applied for the first time. The Group will not apply IFRS 9 prior to the effective date, and hence will apply it for the first time as of the beginning of fiscal year 2018.

•	IFRS 15 (Revenue from Contracts with Customers)

The objective of IFRS 15 is to establish principles to be followed by an entity in reporting decision-useful information about the nature, amount, timing, and uncertainty of revenue and cash flows arising from a contract with a customer.

The new standard uses a five-step model to identify the revenue to be recognized. These five steps are: (1.) Identify the contract(s) with a customer, (2.) Identify separate performance obligations, (3.) Determine the transaction price, (4.) Allocate the transaction price (to the performance obligations), and (5.) Determine the point in time or time period when revenue is recognized. IFRS 15 also governs the accounting for the incremental costs to obtain a contract, which must be recognized as an asset and amortized over the term if they are incurred solely because of the contract and it can be presumed that they can be recovered. Costs to fulfil a contract can also be recognized as an asset under IFRS 15 if certain criteria are met, to the extent that they are not already within the scope of another IFRS.

In some cases, customers are supplied by more than one Group subsidiary. The Group analyzed the extent to which is necessary to combine separate contracts into a single contract within the meaning of IFRS 15 and based on this analysis currently presume that no combination of the separate contracts is needed.

IFRS 15 describes certain indicators that must be considered when determining separate performance obligations. The separate accounting for performance obligations may result in revenue being recognized at different points in time. In light of this, in particular the terms and conditions of supply (INCOTERMS) were analyzed in detail and concluded that certain transportation services must be identified as a separate performance obligation. The revenue arising from the transportation services would represent for the first six months of the financial year 2017 the amount of € 1,1 million and would be presented as Revenue satisfied over the time according to IFRS 15.

There is a range of different bonus and discount agreements in the Group that were analyzed in detail. Most of the bonus agreements are based on a retrospective system. Currently the rebates are offset directly against trade receivables and a reclassification to the “refund liability” is required. Any trade receivables need to be presented on a gross basis. Based on the underlying information a significant impact on year end 2017 financial statements is not expected as the bonuses are agreed on annual basis and settled down till December 31 of the particular year.

The Group will not exercise the option to apply IFRS 15 before the effective date at the beginning of fiscal year 2018. The Group will apply the new revenue recognition standard for the first time using the full retrospective method.

•	IFRS 16 (Lease)

IAS 17 will be superseded when IFRS 16 takes effect. The new standard abolishes the recognition of operating leases, with certain exceptions. From January 1, 2019, when entering into a lease, the lessee must recognize the right of use asset and a lease liability.

The standard primarily affects the presentation of operating leases. Future minimum lease payments under operating leases amounted to €27,034 thousand at the reporting date December 31, 2016.

The impact on assets, financial liabilities, and the statement of profit or loss is currently being examined. However, the project is still in its early stages and no more far-reaching statements can be made at present.

D. Seasonal Fluctuations

Constantia Flexibles operating business is not subject to significant seasonal fluctuations.

E. Changes in the Scope of Consolidation

In the first half year 2017 the scope of consolidation has not changed. At the balance sheet date Constantia Flexibles consists of 36 fully consolidated companies.

In the first half year 2016 following acquisitions were firstly consolidated in Division Labels combined statements:

–	First consolidation of Pemara Labels Group, Australia, on January 1, 2016

–	Afripack Consumer Flexibles (Labels) Pty. Ltd., South Africa, on January 1, 2016

Further details are included in the combined financial statements as of December 31, 2016.

F. Notes to the Combined Balance Sheet

1. Property, Plant and Equipment and Intangible Assets

Investments and disposals

Investments in the first half of 2017 were primarily in the following projects:

• Constantia Labels GmbH	Coater for PSL

• Spear US Mason	Printing press (digital printing)

• Spear Europe Ltd.	Nilpeter Press

• Verstraete in-mould labels:	Packing automation

Investments of €9,419 thousand (1-6/2016: €14,807 thousand) were made in property, plant and equipment and intangible assets in the first six months of fiscal year 2017.

Commitments related to capital expenditure

Commitments from expenditures on plant and equipment based on concluded contracts and purchase orders amounted to €13,844 thousand (June 30, 2016: €9,492 thousand). The investments are expected to be made within one year.

Change in goodwill

Exchange rate differences have resulted in a decrease in goodwill in the amount of (€9,674) thousand.

2. Inventories

(in € thousand)	06/30/2017	12/31/2016
Raw materials and supplies	36,478	33,125
Semi-finished products	9,303	12,557
Finished goods, merchandise	33,323	27,112

Net realizable value (reduced by allowance)	79,104	72,794

Allowance inventories	(1,034)	(1,614)

3. Trade receivables

Certain companies in the Constantia Flexibles sell receivables to financial institutions. The sale also transfers the default risk to the financial institution. The transferred receivables in the amount of €25,900 thousand (December 31, 2016: €27,723 thousand) were derecognized in accordance with IAS 39. In first half year 2017, accounts receivable were sold to a financial institution by certain German, French, Malaysian and American companies.

4. Other receivables

(in € thousand)	06/30/2017	12/31/2016
Intercompany receivables	51,583	72,320
Sub lease receivables	175	167
Financial assets from derivatives	472	279
Receivables social security and taxes	5,788	4,840
Current receivables from employees	19	33
Receivables from government grants	164	233
Prepayments and accrued income	2,911	2,641
Miscellaneous other receivables	4,022	1,458

	65,134	81,971

The main part of intercompany receivables consists of financial receivables from Constantia Flexibles companies outside the Division Labels and include intercompany financial receivables in amount of €51,553 thousand (December 31, 2016: €67,567 thousand and intercompany dividends in amount of €4,752 thousand).

Financial assets from derivatives mainly relate to the measurement of Constantia Flexibles FX hedging instruments for FX denominated transactions (only trade, no financing) and aluminum costs.

Receivables from social security and taxes mainly comprise VAT balances.

5. Changes in Invested Equity

Changes in equity are presented in a separate statement (Combined statement of changes in equity).

Currency translation reserves

The currency translation reserve comprises exchange rate differences (translation effect) from the translation of financial statements of foreign operations amounting to €16,471 thousand (June 30, 2016: €19,999 thousand) and translation differences relating to monetary items that are part of a net investment in a foreign operation amounting to (€3,364) thousand (June 30, 2016: (€9,837) thousand).

Carve out tax

The carve out tax represents the counterpart to the Income statement effects of the tax calculation on stand-alone basis as if the companies Haendler Natermann GmbH and Constantia Labels GmbH were not part of the tax group in Germany as this tax group includes also the entities which are not in scope of the Combined financial statements.

First consolidation Afripack Consumer Flexibles (Labels) Pty. Ltd.

The amount represents the equity and non-controlling interests of Afripack Consumer Flexibles (Labels) Pty. Ltd. at the time of first consolidation as of January 01, 2016.

6. Other current liabilities

(in € thousand)	06/30/2017	12/31/2016
Derivative financial instruments	676	1,109
Personnel expenses	8,528	7,267
Accrued unused vacations	4,791	4,845
Other tax liabilities	1,763	1,736
Liabilities to medical insurance funds	1,205	1,292
Deferred income	1,041	1,129
Intercompany payables	169,943	192,674
Miscellaneous other liabilities	2,484	5,595

	190,431	215,648

Personnel expenses mainly include bonuses and overtime credits of €2,261 thousand (December 31, 2016: €2,081 thousand), Christmas bonuses of €1,173 thousand (December 31, 2016: €5 thousand) as well as payroll liabilities of €2,648 thousand (December 31, 2016: €2,442 thousand).

Intercompany payables relate to payables from group-financing payables towards Constantia Flexibles companies outside the Division Labels and include intercompany loans €162,800 thousand (December 31, 2016: €173,531 thousand), cash pooling €1,083 thousand, (December 31, 2016: €1,224 thousand) and other intercompany payables €6,060 thousand, (December 31, 2016: €17,919 thousand).

Miscellaneous other liabilities include prepayments from customers of €350 thousand, (December 31, 2016: €407 thousand), a reclaim of government grants for Novis Casa de Editura si Tipografia S.R.L. of €1,076 thousand (December 31, 2016: €1,079 thousand) and a contingent purchase price liability from the acquisition of the Spear Group of €0 thousand (December 31, 2016: €2,385 thousand).

G. Notes to the Combined Income Statement

1. Personnel Expenses

(in € thousand)	1-6/2017	1-6/2016
Wages & Salaries	(54,779)	(52,694)
Severance expenses and payments to employee benefit funds	(71)	(191)
Pension expense	(584)	(542)
Expenses for mandatory social security contributions, pay-related charges and compulsory contributions	(11,269)	(9,261)
Other social expenses	(1,583)	(3,363)

	(68,286)	(66,052)

A Management Equity Program (MEP) was launched at the level of the shareholder, Constantia Lux Parent S.A., Luxembourg, in December 2015. This also covers senior executives at Constantia Flexibles. The value of the MEP is calculated on the basis of the Constantia Lux Parent S.A. equity value. In fiscal year 2017, the MEP was accounted for as equity-settled under IFRS 2. The fair value calculation at the grant date indicated that no recognition as a personnel expense was necessary.

2. Depreciation and Amortization

(in € thousand)	1-6/2017	1-6/2016
Ordinary Depreciation	22,440	20,994
Impairment	0	0

	22,440	20,994

Thereof amortization customer lists and technology	5,264	5,222

3. Financial Result

Financial income and expense break down as follows:

(in € thousand)	1-6/2017	1-6/2016
Interest income	45	29
Interest expense	(8,861)	(7,630)
Interest expense for pension provisions	(2)	(2)
Compounding of other non-current liabilities and provisions	(1,537)	(1,528)

Interest income and expenses	(10,355)	(9,130)

Gains/(losses) from currency translation difference	721	(446)
Ineffective part of hedging	(14)	0
Other	4,985	4

Other financial income and expense	5,693	(442)

The interest expense includes finance lease expenses in the amount of (€895) thousand (1-6/2016: (€882) thousand). The compounding on other non-current liabilities and provisions mainly represent expenses for the compounding on the discounted liabilities from put options.

The “Other” item in other financial result essentially contains income of €4,985 from the revaluation of the options for the acquisition of the remaining shares in Verstraete in mould labels N.V. in 2017.

H. Notes to the Combined Statement of Cash Flows

The cash flow statement is prepared using the indirect method.

The cash flows from operating, investing, and financing activities are presented separately in the cash flow statement.

Cash and cash equivalents reported in the cash flow statement are comprised of cash balances and investments with a remaining duration of three months or less at the date of acquisition and therefore correspond to cash and cash equivalents.

Acquisition of Subsidiaries Less Cash and Cash Equivalents

This item includes contingent purchase price payments in connection with the acquisition of the Spear Group in fiscal year 2013 in the amount of (€2,480) (1-6/2016: (€35,040) thousand). The prior year value additionally includes a purchase price payment adjustment for the acquisition of the Pemara Group in the amount of (€871) thousand and the balances of cash and cash equivalents acquired from the initial consolidation of the Pemara Labels Group and Afripack Consumer Flexibles (Labels) Pty. Ltd. in the amount of €3,210. The purchase prices for the acquisitions have already been paid at the time of acquisition in November and December 2015.

Dividends paid to company owners

The following table shows the reconciliation of Dividends recognized in the Combined Statement of Changes in Equity and the Dividend payments recognized in the Combined Statement of cash flows:

(in € thousand)	1-6/2017	1-6/2016
Dividends declared to shareholders	(8,383)	0

Recognition in combined invested equity	(8,383)	0
Change of liabilities from Profit distribution agreement	(16,710)	(23,227)
Dividends declared but not yet paid	5,338	0

Recognition in combined cash flow statement	(19,755)	(23,227)

Dividends paid to non-controlling interests

In June 2016 a dividend to non-controlling interests of (€5,446) has been declared but not yet paid.

Other Notes on the Combined Cash Flow Statement

The “Other non-cash transactions” item essentially comprises gains and losses from exchange rate changes.

I. Financial instruments

Capital Risk Management

The Division Labels its capital with the objective of ensuring that all Group companies can operate under the going-concern assumption, while concurrently maximizing the income from its equity investments by optimizing the debt-to-equity ratio. The Group’s overall strategy remains unchanged compared to 2016.

The net debt at the end of the reported periods is presented below:

(in € thousand)	06/30/2017	12/31/2016
Non-current financial assets	(987)	(1,096)
Current financial assets	(51,728)	(67,734)
Other current, interest-bearing financial liabilities	163,883	174,755
Interest-bearing non-current financial liabilities	129,115	138,494
Interest-bearing current financial liabilities	5,923	5,702

Debt	246,206	250,121

Cash and cash equivalents	(23,890)	(23,625)

Total	222,316	226,497

*	Net debt definition excludes intercompany dividend payables and receivables and excluding intercompany accrued interest.

Additional Disclosures on Financial Instruments

Carrying amounts, recognition methods, and fair values by valuation category.

(in € thousand)	Carrying amount 06/30/2017	Fair Value Hedge	Cashflow Hedge	Available for Sale	Loans and Receivables	Cash and cash equivalents	Other receivables
Assets
Other non-current and financial assets	14,168	0	0	1	987	0	13,180
Trade accounts receivables	114,074	0	0	0	114,074	0	0
Other receivables	65,133	1	472	0	53,372	0	11,289
Fixed interest rate instruments	23,890	0	0	0	0	23,890	0

Total assets	217,265	1	472	1	168,433	23,890	24,469

	Total per Level	Fair Value Hedge	Cashflow Hedge	Available for Sale
Fair Value Hierarchy IFRS 13
Level 1	0	0	0	0
Level 2	472	1	472	0
Level 3	0	0	0	0

Total	472	1	472	0

(in € thousand)	Carrying amount 06/30/2017	Fair Value Hedge	Cashflow Hedge	at FV through P&L	other financial liabilities[1]	accrued and other liabilities
Liabilities

Non-current liabilities	198,942	0	68	8,273	189,148	1,453
Current liabilities	196,354	1	675	0	176,577	19,101
Trade accounts payables	93,972	0	0	0	93,972	0

Total liabilities	489,268	1	743	8,273	459,697	20,554

	Total per Level	Fair Value Hedge	Cashflow Hedge	at FV through P&L
Fair Value Hierarchy IFRS 13

Level 1	0	0	0	0
Level 2	744	1	743	0
Level 3	8,273	0	0	8,273

Total liabilities	9,017	1	743	8,273

[1]	The fair value of other financial liabilities is discussed below.

(in € thousand)	Carrying amount 12/31/2016	Fair Value Hedge	Cashflow Hedge	Available for Sale	Loans and Receivables	Cash and cash equivalents	Other receivables
Assets

Other non-current and financial assets	5,402	0	0	1	1,108	0	4,292
Trade accounts receivables	98,363	0	0	0	98,368	0	0
Other receivables	81,971	0	279	0	73,946	0	7,747
Fixed interest rate instruments	23,625	0	0	0	0	23,625	0

Total assets	209,365	0	279	1	173,422	23,625	12,039

	Total per Level	Fair Value Hedge	Cashflow Hedge	Available for Sale
Fair Value Hierarchy IFRS 13

Level 1	0	0	0	0
Level 2	279	0	279	0
Level 3	0	0	0	0

Total	279	0	279	0

(in € thousand)	Carrying amount 12/31/2016	Fair Value Hedge	Cashflow Hedge	at FV through P&L	other financial liabilities	accrued and other liabilities
Liabilities
Non-current liabilities	212,655	0	650	8,318	201,539	2,147
Current liabilities	221,349	10	1,098	2,385	198,508	19,348
Trade accounts payables	80,497	0	0	0	80,497	0

Total liabilities	514,501	10	1,749	10,703	480,543	21,495

	Total per Level	Fair Value Hedge	Cashflow Hedge	at FV through P&L
Fair Value Hierarchy IFRS 13
Level 1	0	0	0	0
Level 2	1,759	10	1,749	0
Level 3	10,703	0	0	10,703

Total liabilities	12,462	10	1,749	10,703

[1]	The fair value of other financial liabilities is discussed below.

Other receivables and liabilities are not financial instruments under IFRS 7. They were included in the tables to create comparability with the balance sheet.

Other available-for-sale equity instruments for which there is no listed market price in an active market and whose fair value cannot be reliably determined are initially recognized at cost plus transaction costs and are reported at the reporting date, net of any impairment losses.

For financial assets, other financial liabilities, trade receivables, other receivables, cash and cash equivalents, securities, and trade payables, as well as accrued and other liabilities, the carrying amounts are reasonable approximations of their fair values. All Intercompany loan receivables and loan payables are interest bearing based on the variable interest rates reflecting the market conditions.

Fair value hedges, cash flow hedges, and financial instruments held for trading are classified as Level 2 because the fair values of these financial instruments are based on market-derived inputs.

Notes on the “Loans and Receivables/Liabilities” Measurement Category

The fair values of other non-current assets and financial assets and non-current liabilities represent the present values of the payments associated with the assets or liabilities in consideration of the current interest rate parameters that reflect market and partner-related changes in conditions and expectations.

The measurement categories of the fair value hierarchy are as follows:

Level 1:	The fair values are determined based on publicly quoted market prices.

Level 2:	The fair values are estimated based on the results of a valuation technique that uses the data from the market and is based as little as possible on company-specific data.

Level 3:	Fair value measurements are those that arise from models, using inputs that are not based on observable market data (unobservable inputs, assumptions) to measure assets or liabilities.

The fair values for Level 2 measurements for simple over-the-counter derivative financial instruments, available-for-sale financial assets, and held-for-trading liabilities are determined based on the prices quoted by brokers. These quotations are tested for plausibility by discounting the expected future cash flows with relevant market interest rates for similar instruments at the measurement date. The fair value reflects the credit risk of the instrument and includes adjustments to adequately consider the credit risk of the Group company and the counterparty where appropriate.

The Division Labels recognizes transfers between hierarchy levels at the end of the reporting period in which a reclassification has occurred. There were no reclassifications between the different hierarchy levels in the first six months of fiscal year 2017.

Level 3 Fair Values

The Division Labels has set up a control system related to the measurement of fair value. In accordance with the control system, an evaluation team has been nominated, which reports directly to the Chief Financial Officer, and which has the overall responsibility for all significant fair value measurements, including the Level 3 reviews.

The Division Labels regularly reviews the material unobservable inputs and other measurement adjustments. If third-party data such as broker quotes is used to measure fair value, the evidence obtained is evaluated, documented, and assessed as to whether these measurements are consistent with the IFRS requirements. This assessment includes the proper classification to the individual hierarchy levels.

Contingent consideration

Financial instruments at fair value through profit or loss include contingent purchase prices. Contingent purchase prices result from the acquisition of the Pemara Group. Details on the measurement of Level 3 fair values in the first six months of fiscal year 2017 are presented in the table below.

(in € thousand)	Contingent Consideration (purchase price)
Balance at 12/31/2016	10,703
Addition through sale / acquisition of companies	—
Disposal through payment	(2,480)

Total gains and losses for the period included in other comprehensive income:
- Fair value adjustment	—

Total gains and losses for the period included in profit or loss:
- Fair value adjustment	—
- Net finance income and expense	101
- Currency translation differences	(51)

Balance at 06/30/2017	8,273

The fair values correspond to the expected payments discounted to present value using a risk-adjusted interest rate. The inputs used and the sensitivities of the individual contingent purchase prices are as follows:

(in € thousand)	contingent consideration Pemara Group
Base currency	AUD

Annual sales growth
Unobservable input parameter used	5.8%
Effect from +0.5% points adjustment	(43)
Effect from -0.5% points adjustment	43

Projected EBITDA margin
Unobservable input parameter used	15.3%
Effect from +0.5% points adjustment	(299)
Effect from -0.5% points adjustment	299

Risk adjusted interest rate
Unobservable input parameter used	2.4%
Effect from +1.0% points adjustment	159
Effect from -1.0% points adjustment	(164)

The expected payment by the Pemara Group was calculated based on the forecast EBITDA and net debt. Management is responsible for the exercise date, which was set between 2019 and 2020.

If one or more of the significant unobservable inputs were to be replaced by reasonable possible alternatives, this would have the effects presented on the fair value of the contingent consideration. These effects were calculated by replacing the underlying assumptions with alternative estimates of unobservable inputs that might reasonably have been applied by market participants when measuring the contingent consideration. It is assumed that interactions between the individual unobservable inputs have no significant impact on the range of reasonably possible alternative assumptions.

Financial Risk Management – Credit Risk from Trade and Other Receivables

The fundamental objectives and corporate guidelines of the Division Label’s financial risk management are consistent with those that are cited in the combined financial statements as of December 31, 2016.

J. Contingent Liabilities and Other Risks

Litigation

The Division Labels is not aware of any significant litigation at the balance sheet date of 06/30/2017 that has a more than negligible probability of occurrence.

Environmental Damages

The Division Labels is not aware of any significant environmental contamination at the balance sheet date of 06/30/2017 that has a more than negligible probability of occurrence.

Other

Division Labels has no warranties and guarantees given as well as no discounted bank drafts at the reporting date.

Division Labels as part of Constantia Flexibles has been party to the SFA loan agreement as an additional guarantor since July 1, 2015.

K. Related Party Disclosures

The ultimate controlling company of Constantia Division Labels in Austria is Constantia Flexibles Holding GmbH which is based in Vienna, Austria. The consolidated financial statements are published at the Commercial Court in Vienna, Austria. The ultimate controlling company of Constantia Flexibles Holding GmbH is Wendel S.A., which is based in Paris, France. The consolidated financial statements are published at the Commercial Court in Paris, France.

All business transactions between the companies within the Group and related entities and individuals have been conducted on an arm’s length basis.

No other material transactions of any kind, in particular contracts for the sale of significant assets, were entered into.

Division Labels management remunerations:

(in € million)	06/30/2017	06/30/2016
Management Remuneration	663	840

	663	840

Management remuneration represents the annual salaries (short term benefits).

For the Constantia Flexibles’ CEO, Constantia Flexibles’ CFO, Mergers and acquisition functions and Supervisory board the remuneration expenses were not recorded in the Income statement of the combined financial statements of the Division Labels in the amounts of €819 thousand for the first half year 2016 and in amount of €908 thousand for the first half year 2017. These remuneration expenses represent the short term employee benefits only.

The Supervisory Board of the Group is located at Constantia Flexibles Holding GmbH.

In the first half year earn-outs were paid to Randy Spear €1,240 thousand (1-6/2016: €12,751 thousand), to Rick Spear €1,240 thousand (1-6/2016: €12,751 thousand) and to Mike Henry € 0 thousand (1-6/2016: €9,538 thousand).

Supply and service relationships with the Constantia Flexibles holding companies during the first half year 2017:

(in € thousand)	received	completed	Receivables	Payables
Afripack Holdings Pty. Ltd.	0	(84)	9	(1)
Aluprint S. de R.L. de C.V.	0	(252)	142	(388)
Constantia Ebert GmbH	3	0	0	0
Constantia Flexibles America Co.	0	(29)	3,453	(116)
Constantia Flexibles Bucuresti S.R.L.	0	0	0	(3)
Constantia Flexibles DMCC	0	0	10	0
Constantia Flexibles Germany GmbH	123	0	760	1,650
Constantia Flexibles GmbH	0	0	0	(5)
Constantia Flexibles Group GmbH	0	(7,547)	25,408	(308,969)
Constantia Flexibles Holding GmbH	0	0	9	(118)
Constantia Flexibles International GmbH	788	(3,108)	59	(3,280)
Constantia Flexibles Sales LLC	0	0	433	(452)
Constantia Shared Services Austria Gmb	0	(459)	22,317	(202)
Constantia Sittingbourne Ltd.	0	0	3	0
Constantia St. Petersburg OOO	0	(36)	2,317	(2,432)
Constantia Teich GmbH	1	(220)	2	(75)
Constantia Tobepal S.L.	0	(5,427)	0	(2,291)
Afripack Consumer Flexibles	0	(47)	867	(13)
Corona Packaging ApS	0	0	0	(56)

Supply and service relationships with the Group holding companies during the first half year 2016:

(in € thousand)	received	completed	Receivables	Payables
Constantia Shared Services Austria Gmb	0	(211)	25,802	(10)
Afripack Consumer Flexibles	19	(10)	21	(42)
Afripack Holdings Pty. Ltd.	0	(40)	0	0
Aluprint S. de R.L. de C.V.	1	(283)	2	(5,965)
Constantia Flexibles Germany GmbH	159	0	584	(10)
Constantia Flexibles International GmbH	297	(1,837)	18	(3,567)
Aluprint Plegadizos S. de R.L. de C.V.	0	(10)	0	0
Constantia Shared Services Germany Gr	0	(63)	0	(75)
Constantia Ebert GmbH	3	0	0	0
Constantia St. Petersburg OOO	1,409	(34)	1,035	(17)
Constantia Flexibles Group GmbH	1	(5,953)	23,300	(267,836)
Constantia Flexibles Bucuresti S.R.L.	0	(3)	0	0
Constantia Flexibles DMCC	0	0	10	0
Constantia Flexibles Sales LLC	729	0	311	0
Constantia Hueck Folien GmbH & Co KG	0	(80)	0	(29)
Constantia Flexibles America Co.	0	(0)	1,263	(174)
Constantia Sittingbourne Ltd.	2	0	5	0
Constantia Teich GmbH	1	(266)	4	(90)
Constantia Tobepal S.L.	0	(5,406)	0	(1,238)

The transactions mainly include financing (interest & loans), dividends, management fees and product delivery.

For additional information regarding business dealings with related parties, please see the combined financial statements as of December 31, 2016.

Maturity terms at the reporting date for intercompany loans issued by Constantia Flexibles Group GmbH are up to 5 years (June 30, 2016: 6 years).

All outstanding balances with related parties are settled in cash. There is no collateral.

All hedging instruments at the Division Labels are contracted with Constantia Flexibles Group GmbH which serves as the group trader with hedging derivatives. Further description is included in the Chapter I. Financial instruments.

At the reporting date following entities of the Division Labels participated in cash pooling agreements:

–	Spear USA Inc.

–	Haendler & Natermann GmbH

–	Constantia Labels GmbH

–	Sim’EDIT SAS

–	SIM’EDIT Imprimeurs SAS

–	Exprim SARL

–	Etipack SARL

Each day the balance of the respective master accounts are cleared to zero. Positive balances are transferred to the cash pool master account and negative balances are funded with monies transferred from the cash pool master account. Interests are charged at arm’s length and calculated according to the external interests charged plus a margin which depends on the participants’ internal rating calculated once a year. The Cash Pool Agreement is concluded for an indefinite term. However, the Pool Master may exclude a Participant with immediate effect at any time for good cause.

L. Group Entities (Division Labels Entities) as of June 30, 2017 and December 31, 2016

		Percentage interest held
Name	Registered office	Directly*	Indirectly**
Fully combined
Afripack Consumer Flexibles (Labels) Pty. Ltd.	Mobeni, ZA	74.00	70.30
CF Australia Holding Pty. Ltd.	Sydney, AU	100.00	100.00
CF Australia Pty. Ltd.	Sydney, AU	100.00	100.00
Cunamara Investments Pty. Ltd.	Victoria, AU	100.00	100.00
GPC III BV	Amsterdam, NL	100.00	100.00
GPC III Packaging Holdings Mexico S de R.L. de C.V.	Monterrey, MX	100.00	100.00
Grafo Regia S. de R. L. de C.V.	Monterrey, MX	100.00	100.00
Pemara Asia Holding Pte Ltd.	Singapore, SG	100.00	100.00
Pemara Pty. Ltd.	Victoria, AU	100.00	100.00
PT. Pemara Labels Indonesia	Jababeka Cikarang-Bekasi, ID	100.00	100.00
Pemara Labels (Malaysia) SDN. BHD.	Selangor, MAL	100.00	100.00
Pemara Labels (Philippines) Inc.	Laguna, PH	100.00	100.00
Pemara Labels (Vietnam) Ltd.	Binh Duong Province, VN	100.00	100.00
Spearsystem Packaging (Africa) (Pty) Ltd.	Boksburg, SA	74.90	74.90
Spearsystem Packaging (Asia) PTE Ltd.	Singapur, SG	100.00	100.00
Spear Europe Ltd.	Cwmbran, GB	100.00	100.00
SGH (No. 2) Ltd.	Cwmbran, GB	100.00	100.00
Spear Group Holdings Ltd.	Cwmbran, GB	100.00	100.00
Spear Ltd.	Cwmbran, GB	100.00	100.00
Spear USA Inc.	Mason, USA	100.00	100.00
Gardoc Inc.	Milford, USA	100.00	100.00
Precision, Printing and Packaging Inc.	Clarksville, USA	100.00	100.00
Haendler et Natermann Benelux SPRL/BVBA	Waterloo, B	100.00	100.00
H & N (Suzhou) Packaging Materials Co. Ltd.	Taicang, RC	100.00	100.00
Constantia CM Labels SDN BHD	Kuala Lumpur, MAL	100.00	100.00
Etipack SARL	Vittel, F	100.00	100.00
Exprim SARL	Ablis, F	100.00	100.00
Haendler & Natermann GmbH	Hann. Münden, D	100.00	100.00
Haendler & Natermann Iberica S.L.U.	Sevilla, E	100.00	100.00
SIM’EDIT Imprimeurs SAS	Couëron, F	99.99	99.99
Constantia Labels GmbH	Heiligenstadt, D	100.00	100.00
Novis Casa de Editura si Tipografia S.R.L.	Cluj- Napoca, RO	100.00	100.00
Printer Labels Inc.	Ontario, USA	100.00	100.00
Sim’EDIT SAS	Ablis, F	100.00	100.00
SIM’Label Inc.	Cowansville, CAN	100.00	100.00
Verstraete in mould labels NV	Maldegem, B	51.00	51.00

M. Other Disclosures

Significant events after the end of the reporting period

Constantia Flexibles signed an agreement to sell its Labels business to Multi-Color Corporation, for an enterprise value of approximately €1.15 billion (1.3 billion USD). Subject to customary regulatory approvals, the sale transaction is expected to be finalized in the fourth quarter of 2017. The majority of the transaction is payable in cash, while Constantia Flexibles will hold a 16.6% equity holding in Multi-Color, thereby becoming its largest shareholder.

Vienna, September 7, 2017

Chief Executive Officer	Chief Financial Officer

Alexander Baumgartner	Stephan Kühne